EXHIBIT 99.1

NEWS

FOR IMMEDIATE RELEASE

Contact:	Bud Ingalls
VP-Finance and Chief Financial Officer
(678) 728-2115

Craig Brown
Director, Finance
(678) 728-2117

SEROLOGICALS ANNOUNCES SIGNING OF DEFINITIVE AGREEMENT FOR SALE OF
THERAPEUTIC PLASMA BUSINESS

Atlanta, GA – December 19, 2003 – Serologicals Corporation (Nasdaq/NM:SERO) announced today that it has executed a definitive agreement to sell its Therapeutic Plasma business to Gradipore, a company based in Sydney, Australia, for total consideration of approximately US $18 million. Serologicals will receive US $3.5 million at closing and another US $1.5 million on February 2, 2004. The remainder will be represented by a secured promissory note. The assets of the Therapeutic Plasma business consist of ten plasma collection centers and a central testing laboratory. Gradipore will retain the majority of the employees of the business, including the management team. The transaction is expected to close by January 31, 2004, pending completion of customary closing conditions. Gradipore was advised by Corporate Venture Associates, Orange County, California.

David A. Dodd, President and Chief Executive Officer, stated, “We are pleased that we have successfully reached an agreement with Gradipore for the sale of this business. Our outstanding team of employees will continue to serve the industry with the same level of customer attention and quality as we have historically. This transaction continues the successful transformation of Serologicals Corporation into an innovation-based company providing novel products in support of life-science research, drug discovery, development and manufacturing of life-enhancing products. Along with the successful acquisition of Chemicon International earlier this year and the continued growth in our cell culture products and diagnostic antibodies, Serologicals Corporation continues to add significant value for our customers, employees and shareowners.”

About Serologicals

Serologicals Corporation, headquartered in Atlanta, Georgia, is a global provider of biological products and enabling technologies, which are essential for the research, development and manufacturing of biologically based life science products. The Company’s products and technologies are used in a wide variety of innovative applications within the areas of oncology, hematology, immunology, cardiology and infectious diseases, as well as in the study of molecular biology. Serologicals has more than 800 employees worldwide, and its stock is traded on the Nasdaq National Stock Market under the symbol SERO.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words or phrases such as “should result,” “are expected to,” “we anticipate,” “we estimate,” “we project,” or similar expressions are intended to identify forward looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, without limitation, the ability to close the transaction by January 31, 2004; our ability to execute our strategy of becoming an innovation based life science Company; and our ability to continue growth in our cell culture and diagnostic products. Additional information concerning these and other risks and uncertainties is outlined in our filings with the Securities and Exchange

EXHIBIT 99.1

Commission, including our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 14, 2003. You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and the Company undertakes no obligation to publicly update these statements based on events that may occur after the date of this press release.

Serologicals is a registered trademark of Serologicals Royalty Company.